Exhibit 10.2

ST. JUDE MEDICAL, INC.
EXECUTIVE SEVERANCE PLAN

Effective January 1, 2016

ST. JUDE MEDICAL, INC.
EXECUTIVE SEVERANCE PLAN

ST. JUDE MEDICAL, INC.
EXECUTIVE SEVERANCE PLAN

SECTION 1 - INTRODUCTION

This St. Jude Medical, Inc. Executive Severance Plan (the “Plan”) is effective for the benefit of designated Executives of St. Jude Medical, Inc., a Minnesota corporation (the “Company”), and its Affiliates.  The Plan is an unfunded employee welfare benefit plan that provides severance benefits to a select group of management or highly compensated employees under the Employee Retirement Income Security Act (ERISA).

The Plan replaces and supersedes all severance agreements, plans, policies, obligations and/or practices of the Company and its Affiliates covering any Executive prior to the date the Executive becomes a Participant as described in Section 3 below, except that the Plan shall not replace or supersede in any way (a) any change in control severance agreement between the Company and the Executive (the “Change in Control Severance Agreement”) or any successor to such agreement, to the extent that payments are made thereunder; (b) any equity or cash incentive award agreement between the Company and the Executive that provides for termination or other benefits or (c) the Executive’s obligations under any noncompetition, nonsolicitation, confidentiality or other restrictive covenant to which the Executive is bound.

SECTION 2 - DEFINITIONS

Affiliate.  “Affiliate” shall mean (i) any entity that, directly or indirectly through one or more intermediaries, is controlled by the Company and (ii) any entity in which the Company has a significant equity interest, in each case as determined by the Committee.

Cause.  “Cause” shall mean the termination of the Executive’s employment by the Company based upon (a) the willful and continued failure by the Executive substantially to perform the Executive’s duties and obligations; (b) the willful engaging by the Executive in misconduct which is materially injurious to the Company or any of its Affiliates, monetarily or otherwise; or (c) the conviction of the Executive by a court of competent jurisdiction for felony criminal conduct.  No action or failure to act on the Executive’s part shall be considered “willful” unless done, or omitted to be done, by the Executive in bad faith and without reasonable belief that such action or omission was in the best interests of the Company and its Affiliates.

Committee.  “Committee” shall mean the Compensation Committee of the Board of Directors of the Company and any successor thereto.  The Committee shall be the “plan administrator” for purposes of section 3(16) of ERISA.

Disability.  “Disability” shall mean that, as a result of incapacity due to physical or mental illness, the Executive shall have been absent from the full-time performance of the Executive’s duties with the Company for six consecutive months, and within 30 days after written notice of termination is given, the Executive shall not have returned to the full-time performance of the Executive’s duties.

Executive.  An “Executive” shall mean any officer (or class of officers) of the Company or an Affiliate designated by the Committee as an Executive for purposes of the Plan and listed on Schedule A attached hereto, as revised from time to time.

Participant.  “Participant” shall have the meaning ascribed to that term in Section 3 of the Plan.

Property.  “Property” shall mean all devices, records, data, notes, reports, proposals, lists, correspondence, specifications, drawings, blueprints, sketches, materials, equipment, other documents or property, or reproductions of any aforementioned items developed by the Executive or others, in each case with respect to the Company’s business, pursuant to or during the Executive’s employment with the Company or otherwise are the property of the Company or its Affiliates and their respective successors or assigns.

Qualifying Termination.  “Qualifying Termination” shall have meaning ascribed to that term in Section 3 of the Plan.

Retirement.  “Retirement” shall mean termination on or after attaining normal retirement age in accordance with the Company’s Retirement Savings Plan.

Severance Multiplier.  The “Severance Multiplier” means the severance multiplier specified in Schedule A applicable to an Executive.

Separation Date.  “Separation Date” shall mean the date on which the Executive separates from service with the Company and its Affiliates, within the meaning of Section 409A of the Code.

SECTION 3 - ELIGIBILITY FOR SEVERANCE

An Executive will become a “Participant” eligible for severance and other benefits under the Plan if:  (a) the Executive has had a termination that qualifies as a “Qualifying Termination”; (b) the Executive has not received or will not receive any benefits under the Change in Control Severance Agreement or any other severance agreement or arrangement for the same Qualifying Termination; (c) the Executive has returned all Property of the Company and its Affiliates; (d) the Executive has signed and returned to the Company a separation agreement containing a comprehensive release of claims and an acknowledgment and acceptance of the Executive’s obligations under Section 6 below, in a form acceptable to the Company, in its sole discretion, on or before the deadline communicated to the Executive; and (e) any revocation period described in such release has expired.

An Executive will no longer be a Participant once all severance benefits have been provided to such Executive under the Plan.

Qualifying Termination

A Qualifying Termination for purposes of severance benefit eligibility shall be the Executive’s involuntary employment termination by the Company or an Affiliate without Cause (other than for death or Disability).  An Executive’s employment termination for any other reason is not a Qualifying Termination under the Plan.

The determination of whether an employment termination is a Qualifying Termination under the Plan will be made by the Committee, in its sole discretion, and such determination will be conclusive.

SECTION 4 - AMOUNT OF SEVERANCE PAY AND OTHER BENEFITS

Upon a Qualifying Termination, then in lieu of any further salary payments for periods subsequent to the Separation Date, the Company shall pay a severance payment in an amount equal to the Severance Multiplier times the Executive’s Annual Compensation, as defined below.  For purposes of this Section 4, “Annual Compensation” shall mean the Executive’s annual salary (regardless of whether all or any portion of such salary has been contributed to a deferred compensation plan), and the target bonus for which the Executive is eligible upon attainment of 100% of the target (regardless of whether such target bonus has been achieved or whether conditions of such target bonus are actually fulfilled).  All of the factors included in Annual Compensation shall be those in effect on the Separation Date.

In addition to the foregoing, the Executive shall be entitled to receive any accrued base salary and all other benefits accruing to the Executive under any and all Company employee benefits plans or programs, which shall be in addition to, and not reduced by, any other amounts payable to the Executive under this Section 4.

SECTION 5 - WHEN SEVERANCE PAY WILL BE PAID

Severance pay under the Plan will be paid to the Executive in a lump sum as soon as practicable (generally, within 60 days) after the Executive signs the required separation agreement and any revocation period has expired, subject to the requirements under Section 7.H. below.

SECTION 6 – EXECUTIVE’S AGREEMENTS

In consideration of benefits described in Section 4, and in recognition of the fact that, as a result of the Executive’s employment with the Company or any of its Affiliates, the Executive has had or will have access to and gain knowledge of highly confidential or proprietary information or trade secrets pertaining to the Company or its Affiliates, as well as the customers, suppliers, joint ventures, distributors or other persons and entities with whom the Company or any of its Affiliates does business (“Confidential Information”), which the Company or its Affiliates have expended time, resources and money to obtain or develop and which have significant value to the Company and its Affiliates, the Executive agrees as follows:

A.         Non-Competition Agreement.  In the event of the Executive’s termination of employment for any reason, whether voluntary or involuntary, the Executive, either personally or through an agent, servant, employee, partner, representative, Affiliate or other entity, shall not for a period of one year following the Executive’s Separation Date, without the prior written consent of the Company, directly or indirectly, seek or accept employment with or render services to any other person or entity that competes in any sense with the Company or any of its Affiliates in connection with the design, development, manufacture, marketing or sale of any product, process or service that is being designed, developed, manufactured, marketed or sold by the Company or any of its Affiliates and in which the Executive participated in the design, development, manufacture, marketing or sale during the Executive’s employment with the Company or any of its Affiliates or about which the Executive acquired Confidential Information.

The preceding paragraph specifically prohibits the Executive from rendering services to a competitor of the Company or any of its Affiliates in the capacity as an employee, agent, or representative of a competitor; as a partner, director, officer or shareholder of a competitor; or through any other form of ownership interest in a competitor, including self-employment. This does not prohibit the Executive from holding less than five percent of the issued and outstanding stock of a competitor which is a publicly held corporation.  The preceding paragraph further specifically prohibits the Executive from rendering services to any company where rendering such services would be expected to require or involve the Executive’s using or disclosing Confidential Information.

B.          Restriction on Solicitation of Employees and Former Employees.  The Executive agrees that the Executive will not, during the Executive’s employment and for a period of one year following the Executive’s Separation Date with the Company or any of its Affiliates, directly or indirectly solicit, or assist anyone else in the solicitation of, any of the Company’s or any of its Affiliates’ employees, or former employees who worked for the Company or any of its Affiliates for the purpose of hiring them, engaging them as consultants, or inducing them to leave their employment with the Company or any of its Affiliates. If the Executive is approached by one of the Company’s or any of its Affiliates’ employees or former employees regarding potential employment, consultation or contract, as described above during the restrictive period of non-solicitation, the Executive must immediately (i) fully inform the employee or former employee of the non-solicitation obligation described above and (ii) refrain from engaging in any communication with the employee or former employee regarding potential employment consultation or contract.

C.          Other More Restricted Covenants.  In the event that the Executive is a party to any other agreement with the Company or its Affiliates that restricts the Executive from competing with the Company or soliciting employees or former employees of the Company, then the terms of such covenants, to the extent more restrictive than the covenants set forth in subsections (A) and (B) above, shall be deemed to modify and replace the covenants set forth in subsections (A) and (B) above.

D.         Non-Disparagement.  The Executive will not take any action or make any statement which disparages the Company or its practices or which disrupts or impairs its normal operations, such that it causes material adverse impact to the Company or its Affiliates.

E.           Consulting.  For a period of one year following the Executive’s Separation Date with the Company or any of its Affiliates, upon request of the Company, the Executive will consult with one or more of the executive officers concerning the business and affairs of the Company for not to exceed four hours in any month at times and places selected by the Executive as being convenient to the Executive, all without compensation other than what is provided for in Section 4.

F.            Cooperation.  For a period of one year following the Executive’s Separation Date with the Company or any of its Affiliates, upon request of the Company, the Executive will testify as a witness on behalf of the Company in any legal proceedings involving the Company which arise out of events or circumstances that occurred or existed prior to the Separation Date (except for any such proceedings relating to the Plan), without compensation other than what is provided for in Section 4 of the Plan, provided that all out-of-pocket expenses incurred by the Executive in connection with serving as a witness shall be paid by the Company.

G.         Company Property.  The Executive will return all Company Property to the Company or to the Company’s designee by the Separation Date and will not keep in the Executive’s possession, recreate or deliver said Property to anyone else.

H.       Remedies.  In the event the Executive breaches any of the covenants contained in this Section 6, the Executive recognizes that irreparable injury will result to the Company and its Affiliates, that the Company’s remedy at law for damages will be inadequate, and that the Company shall be entitled to an injunction to restrain the continuing breach by the Executive, the Executive’s partners, agents, servants or employees, or any other persons or entities acting for or with the Executive.  The Company shall further be entitled to damages, reasonable attorney’s fees, and all other costs and expenses incurred in connection with the enforcement of the covenants herein, in addition to any other rights and remedies which the Company may have at law or in equity.

In addition to the remedies set forth in the preceding paragraph, the Executive agrees that upon the Executive’s breach of any covenant contained in this Section 6, (i) the Executive’s participation in the Plan will be immediately terminated and (ii) if the Executive has received any payment under the Plan, the Company, in its sole discretion, may require the Executive to return the payment.  The Company’s right to require repayment must be exercised no later than 180 days after the Company acquires actual knowledge of such an activity, but in no event later than eighteen (18) months following the Executive’s Separation Date.  Such right shall be deemed to be exercised upon the Company’s mailing written notice of such exercise to the Executive’s most recent home address as shown on the personnel records of the Company.

If the Executive fails or refuses to repay the amounts demanded by the Company, the Executive shall be liable to the Company for damages, together with all costs and attorneys’ fees incurred by the Company to enforce this provision.

Notwithstanding the foregoing, this Section 6 shall have no application to the extent prohibited under applicable local law.

SECTION 7 - MISCELLANEOUS PROVISIONS

A.         Amendment and Termination.  The Company reserves the right, in its sole discretion, to amend or terminate the Plan, in whole or in part, at any time and for any reason; provided that no amendment or termination shall materially and adversely alter or impair an Executive’s rights or benefits under the Plan if such Executive has already become eligible for or received severance benefits under Section 3.  Furthermore, with respect to any Executive who has not become eligible for severance benefits under Section 3, no amendment or termination that materially and adversely alters or impairs such Executive’s rights or benefits under the Plan shall take effect until the expiration of the calendar year following the calendar year in which the Company provides written notice to the Executive of such amendment or termination.

B.          Severability.  If any of the Plan’s provisions are found to be unlawful, such finding will not affect the Plan’s other provisions unless such finding makes impossible or impracticable the Plan’s functioning, in which case appropriate provisions will be adopted so that the Plan may continue to function.

C.          Incompetency.  If the Committee finds that an Executive is unable to care for his/her affairs, and a claim for Plan benefits has not been made by a duly appointed legal representative, such benefits may be paid in any manner the Committee determines, and such payment will be a complete discharge of liability for Plan benefits to which such Executive was entitled.

D.         Not an Employment Contract.  Nothing contained in the Plan is intended to create any liability of the Company or any Affiliate to retain any Executive in its service.  All Executives remain subject to termination as if the Plan had not been established.

E.           Financing.  Severance benefits payable under the Plan will be paid out of the general assets of the Company or its Affiliates.  No Executive’s right to receive payments under the Plan will be secured by any assets of the Company or its Affiliates.

F.            Nontransferability.  An Executive has no right to assign or otherwise dispose of any interest under the Plan, nor may any right be assigned or transferred by operation of law.

G.         Legally-Required Withholdings.  Benefits under the Plan will be subject to all legally-required withholdings, including tax withholdings.

H.         Section 409A.  The Plan is intended to comply with the requirements of Section 409A of the Internal Revenue Code (the “Code”) and shall be interpreted and construed consistently with such intent.  The payments to the Executive pursuant to the Plan are also intended to be exempt from Section 409A of the Code to the maximum extent possible, under either the separation pay exemption pursuant to Treasury regulation §1.409A-1(b)(9)(iii) or as short-term deferrals pursuant to Treasury regulation §1.409A-1(b)(4), and for purposes of such exemptions each payment under the Plan shall be considered a separate payment.  In the event the terms of the Plan would subject the Executive to taxes or penalties under Section 409A of the Code (“409A Penalties”), the Company and the Executive shall cooperate diligently to amend the terms of the Plan to avoid such 409A Penalties, to the extent possible.  Notwithstanding any other provision in the Plan, if the Executive is a “specified employee,” as defined in Section 409A of the Code, as of the date of the Executive’s separation from service, then to the extent any amount payable under the Plan (i) constitutes the payment of nonqualified deferred compensation, within the meaning of Section 409A of the Code, (ii) is payable upon the Executive’s separation from service and (iii) under the terms of the Plan would be payable prior to the six-month anniversary of the Executive’s separation from service, such payment shall be delayed until the earlier to occur of (a) the six-month anniversary of the separation from service or (b) the date of the Executive’s death.  In addition to the foregoing, to the extent that any payment of deferred compensation subject to Section 409A of the Code is contingent upon the execution of a written release, if the designated period for executing a written release spans two of the Executive’s tax years, the payment will be paid in the second tax year.

I.               Governing Law.  To the extent not preempted by federal law, the Plan shall be governed by and construed in accordance with the internal laws of the State of Minnesota, without giving effect to the conflicts of laws principles thereof.

SECTION 8 - ADMINISTRATION

A.         Claim Procedure.  An individual who believes he/she is eligible for benefits under the Plan, or believes he/she is eligible for benefits that are different from those being offered to the individual, may submit a written claim with the Committee.  Any such claim must be submitted within 180 days after the employment termination upon which the claim is based, and any claim submitted after that period will be denied as untimely.  The claim will be reviewed by one or more individuals appointed by the Committee to serve as the claim administrator under the Plan.

The claimant will be informed of the claim administrator’s decision regarding the claim within 90 days after it is filed.  Under special circumstances, the claim administrator may require an additional period of not more than 90 days to review a claim.  If this occurs, the claimant will be notified in writing as to the length of the extension, the reason for the extension, and any other information needed in order to process the claim.  If a claimant is not notified within the 90-day period (or 180-day period, if so extended), the claimant may consider the claim to be denied.

If a claim is denied, in whole or in part, the claimant will be notified in writing of the specific reason(s) for the denial, the Plan provision(s) on which the decision was based, what additional material or information is relevant to the case and what procedure the claimant should follow to get the claim reviewed again.  The claimant then has 60 days to appeal the decision to the Committee.  The appeal must be submitted in writing to the Committee.  A claimant may request to review pertinent documents and may submit a written statement of issues and comments.

A decision as to a claimant’s appeal will be made within 60 days after the appeal is received.  Under special circumstances, the Committee may require an additional period of not more than 60 days to review an appeal.  If this occurs, the claimant will be notified in writing as to the length of the extension, not to exceed 120 days from the day on which the appeal was received.

If a claimant’s appeal is denied, in whole or in part, the claimant will be notified in writing of the specific reason(s) for the denial and the Plan provision(s) on which the decision was based.  The Committee’s decision on an appeal will be final and binding on all parties and persons affected.  If a claimant is not notified within the 60-day (or 120-day, if so extended) period, the claimant may consider the appeal to be denied.

The claim procedure in the Plan, including appeals, must be fully exhausted and a final determination made by the Committee before a claimant may file a lawsuit based on a denial of Plan benefits.  Any lawsuit for Plan benefits must be filed within one year after the Committee’s final determination of the claim for benefits.

B.          Plan Interpretations and Benefit Determinations.  The Plan is administered and operated by the Committee who has complete authority and sole discretion to interpret the Plan’s terms (and any related documents), and to determine eligibility for, and amounts of, benefits under the Plan.  All such interpretations and determinations (including factual determinations) by the Committee will be final and binding upon affected parties.

The Committee may, subject to limitations under applicable law or securities exchange rules, delegate such powers and duties as are deemed desirable to the Chief Executive Officer or one or more other individuals, in which case every reference made to the Committee will be deemed to mean or include such individuals as to matters within their jurisdiction.

If any individual to whom authority has been delegated hereunder shall also be an Executive in the Plan, the individual shall have no authority with respect to any matter specially affecting his or her individual interest in the Plan.

C.          Miscellaneous.

•                 THE PLAN’S SPONSOR:

St. Jude Medical, Inc.

One St. Jude Medical Drive

St. Paul, Minnesota 55117

•                 AGENT FOR SERVICE OF LEGAL PROCESS:

General Counsel

St. Jude Medical, Inc.

One St. Jude Medical Drive

St. Paul, Minnesota 55117

SCHEDULE A

Name	Severance Multiplier

Chief Executive Officer	2.0

Named Executive Officers* (other than CEO)	1.5

Section 16 Officers (other than NEOs)	1.0

*An Executive’s status as a Named Executive Officer shall be determined by whether such person was listed in the Company’s most recently filed Proxy Statement as a Named Executive Officer.